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Filed Pursuant to Rule 433
Registration No. 333-137182
August 8, 2007

FINAL TERM SHEET

EnCana Corporation
6.625% Notes due 2037

Issuer:	EnCana Corporation
Principal Amount:	$500,000,000
Trade Date:	August 8, 2007
Settlement Date:	August 13, 2007
Maturity Date:	August 15, 2037
Interest Payment Dates:	February 15 and August 15, beginning February 15, 2008
Pricing Benchmark:	UST 4.50% due February 15, 2036
Benchmark Yield:	5.049%
Spread:	+163 bps
Yield to Maturity:	6.679%
Coupon:	6.625%
Public Offering Price:	99.304%
Optional Redemption:	Make whole call UST +30 bps
CUSIP:	292505AE4
ISIN:	US292505AE49
Joint Bookrunning Managers:	Banc of America Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:
ABN AMRO Incorporated
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Lazard Capital Markets LLC
Morgan Stanley & Co. Incorporated
UBS Securities LLC
Barclays Capital Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
Mizuho Securities USA Inc.
Greenwich Capital Markets, Inc.
SG Americas Securities, LLC

This communication is intended for the sole use of the person to whom it is provided by us.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free or e-mailing:

BANC OF AMERICA SECURITIES LLC	1-800-294-1322 dg.prospectus_distribution@bofasecurities.com
MERRILL LYNCH	1-800-248-3580

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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FINAL TERM SHEET